Exhibit 3.1

THIRTY-SIXTH
AMENDMENT
TO
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF VORNADO REALTY L.P.

Dated as of October 2, 2006

THIS THIRTY-SIXTH AMENDMENT (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., a Delaware limited partnership (the “Partnership”) is hereby adopted by Vornado Realty Trust, a Maryland real estate investment trust (defined therein as the “General Partner”), as the general partner of the Partnership on January 18th, 2007 and effective as of October 2, 2006. For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P. dated as of October 20, 1997, as amended by the Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 16, 1997, and further amended by the Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 1, 1998, the Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 12, 1998, the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 30, 1998, the Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 3, 1999, the Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 17, 1999, the Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 20, 1999, the Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 1999, the Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, the Tenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, the Eleventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 24, 1999, the Twelfth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 1, 2000, the Thirteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 25, 2000, the Fourteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 8, 2000, the Fifteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 15, 2000, the Sixteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 25, 2001, the Seventeenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 21, 2001, the Eighteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of January 1, 2002, the Nineteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 1, 2002, the Twentieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 9, 2003, the Twenty-First Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 31, 2003, the Twenty-Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 17, 2003, the Twenty-Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 2004, the Twenty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 17, 2004, the Twenty-Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 17, 2004, the Twenty-Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 17, 2004, the Twenty-Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 20, 2004, the Twenty-Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 30, 2004, the Twenty-Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 17, 2005, the Thirtieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 31, 2005, the Thirty-First Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 9, 2005, the Thirty-Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 19, 2005, the Thirty-Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 1, 2006, the Thirty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 2, 2006, and the Thirty-Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 17, 2006 (as so amended, the “Agreement”).

WHEREAS, pursuant to the Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P. dated as of April 1,

1998 (the “Second Amendment”), in exchange for the contribution of certain interests in real property, Park Realty (IL), LLC (“PRIL”), formerly known as Merchandise Mart Owners, L.L.C., and Park Realty (DC), LLC (“PRDC”), formerly known as Washington Design Center, L.L.C., became the owners of certain units including Series B-1 Convertible Preferred Units and Series B-2 Restricted Preferred Units (as defined in the Second Amendment).

WHEREAS, PRIL and PRDC are the owners of all of the issued and outstanding Series B Preferred Units;

WHEREAS, the PRIL and PRDC has requested, and the General Partner has agreed to amend and restate the terms of the Series B Preferred Units and, in connection therewith, to effect the redemption of a portion of those units, all as more fully described below.

WHEREAS, the General Partner desires to modify the distribution, conversion and redemption procedures applicable to the Series B-1 Convertible Preferred Units and Series B-2 Restricted Preferred Units;

WHEREAS, the General Partner has determined that it is in the best interest of the Partnership to amend the Agreement to reflect the modification of the terms of the above-referenced Series B-1 Convertible Preferred Units and Series B-2 Restricted Preferred Units;

WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership’s limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote; and

WHEREAS, the General Partner has determined that the amendment effected hereby does not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or Section 14.1.D of the Agreement;

NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

1.     Background. Prior to the Exchange Date (as defined in Exhibit I attached to this Amendment), Merchandise Mart Owners, L.L.C. (former name of PRIL) and Washington Design Center, L.L.C. (former name of PRDC) collectively owned 563,263 Series B-1 Convertible Preferred Units and 304,761 Series B-2 Restricted Preferred Units. The total liquidation value of the Series B-2 Restricted Preferred Units was $15,238,050 (304,761 x $50 liquidation value). The General Partner, the Partnership, PRIL and PRDC agreed to convert all of the Series B-1 Convertible Preferred Units to

Class A Units without converting any Series B-2 Restricted Preferred Units in exchange for amending and restating the terms of the Series B-1 Convertible Preferred Units and the Series B-2 Restricted Preferred Units as set forth in this Amendment and receiving the Class B-1 Units as defined in Exhibit I attached to this Amendment. In order to permit PRIL and PRDC to retain their Series B-2 Restricted Preferred Units, the General Partner, the Partnership, PRIL and PRDC waived the conversion ratio provision of Section 2.E.(i) of Exhibit I attached to the Second Amendment (requiring any conversion to occur in groups of two (2) Series B-1 Convertible Preferred Units and one (1) Series B-2 Restricted Preferred Unit). The retention of 304,761 Series B-2 Restricted Preferred Units thus reduced the number of Class A Units by 139,799 ($15,238,050 / $109 price of the Class A Units on the Exchange Date) to 653,574 Class A Units (793,373-139,799). On the Exchange Date, therefore, (i) PRIL and PRDC converted 563,263 Series B-1 Convertible Preferred Units into 653,574 Class A Units and received 139,798 Class B-1 Units from the Partnership, and (ii) the General Partner amended and restated Exhibit I as attached hereto to reflect the foregoing.

2.    Replacement of Exhibit I. Exhibit I of the Agreement is hereby deleted and is replaced in its entirety by the amended and restated Exhibit I attached hereto as Attachment 1.

3.    Replacement of Section 4.2.G of the Agreement. Section 4.2.G of the Agreement is hereby deleted and is replaced in its entirety by the following paragraph:

“G.        Issuance of Class B-1 Units and Class B-2 Units. In consideration of the contribution by the contributors signatory to the MM Contribution Agreement (defined below), Merchandise Mart Properties, Inc. (DE), and Merchandise Mart Enterprises, Inc. of the interests set forth in Section 1.1 of the Contribution Agreement (the “MM Contribution Agreement”) between Vornado Realty Trust, Vornado Realty L.P. and the contributors signatory thereto, on April 1, 1998 the Partnership issued to Park Realty (DC), LLC, formerly known as Washington Design Center, L.L.C., and Park Realty (IL), LLC, formerly known as Merchandise Mart Owners, L.L.C., 200,000 and 699,566, respectively, of a series of Preference Units designated as the “Series B-1 Convertible Preferred Units” (as defined in Exhibit I to the Second Amendment to the Agreement) and 100,000 and 349,783, respectively, of a series of Preference Units designated as the “Series B-2 Restricted Preferred Units” (as defined in Exhibit I to the Second Amendment to the Agreement). Effective as of October 2, 2006, Vornado Realty Trust, Vornado Realty L.P. and the holders of the Series B Units (as defined in Exhibit I to the Second Amendment to the Agreement) agreed to restructure the terms of the Series B Units and, in connection therewith, to restate in their entirety the terms of these units in the form of the Class B-1 Units and the Class B-2 Units as set forth in the amended and restated Exhibit I attached hereto and made part hereof.”

4.    Distributions in respect of Class B Units. In making distributions pursuant to Section 5.1.B of the Agreement, the General Partner of the Partnership shall take into account the provisions of Section 2.B of the amended and restated Exhibit I of the Agreement.

5.    Replacement of Section 8.6.G of the Agreement. Section 8.6.G of the Agreement is hereby deleted and is replaced in its entirety by the following paragraph:

“G.        Class B Unit Exception. Section 8.6.A of this Agreement shall not apply to Class B Units, as defined in Exhibit I hereto.”

6.    Replacement of Exhibit A. Exhibit A of the Agreement is hereby deleted and is replaced in its entirety by new Exhibit A attached hereto as Attachment 2.

7.    The Agreement. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date written above.

Vornado Realty Trust
By:	/s/ Alan J. Rice
Name:	Alan J. Rice
Title:	Senior Vice President

Acknowledged and Agreed:

PARK REALTY (IL), LLC
By:	Park Agency, Inc., its manager
By:	/s/ Robert W. Corcoran
Name:	Robert W. Corcoran
Title:	Vice President

PARK REALTY (DC), LLC
By:	Park Agency, Inc., its manager
By:	/s/ Robert W. Corcoran
Name:	Robert W. Corcoran
Title:	Vice President

Attachment 1

EXHIBIT I

DESIGNATION OF THE CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,

LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS

AND CONDITIONS OF REDEMPTION

OF THE

CLASS B-1 UNITS

AND OF THE

CLASS B-2 UNITS

1.	Definitions.

In addition to those terms defined in the Agreement and Exhibits thereto, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary or if such terms defined in this Exhibit I are defined differently elsewhere in the Agreement or in an Exhibit thereto (in which case such definition provided in this Exhibit I shall only apply for purposes of defined terms used in this Exhibit I), apply to the terms used in the Agreement and Exhibits thereto including this Exhibit I:

“Class B Units” shall mean, collectively, Class B-1 Units and Class B-2 Units.

“Class B-1 Unit” means a Partnership Unit issued by the Partnership pursuant to the Second Amendment to the Agreement, as modified by the Thirty-Sixth Amendment to the Agreement, and having the conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are set forth in this Exhibit I.

“Class B-2 Conversion Factor” means 2.18, as may be adjusted by the General Partner as provided in Section 2.F of this Exhibit I, and represents the number of Class B-2 Units that correspond to a single Class A Unit.

“Class B-2 Unit” means a Partnership Unit issued by the Partnership pursuant to the Second Amendment to the Agreement, as modified by the Thirty-Sixth Amendment to the Agreement, and having the conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are set forth in this Exhibit I.

“Common Shares” shall mean the common shares of beneficial interest of the General Partner, par value $.04 per share.

I-1

“Current Market Price” of publicly traded Common Shares or any other class of shares of beneficial interest or other security of the General Partner or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (“NYSE”) or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such security is not quoted on such NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer of the General Partner or the Board of Trustees.

“Distribution Payment Date” shall mean the date, if any, in each calendar quarter, on which the Partnership makes its regular quarterly distribution to holders of Class A Units, commencing on November 21, 2006.

“Exchange Date” shall mean October 2, 2006.

“Nongovernmental Account” shall mean an account established by the Partnership in which the Partnership will deposit amounts which the Partnership may use to make distributions to holders of units of the Partnership but shall not contain any amounts derived from contracts with “the United States or any agency thereof” as such terms are used in 18 U.S.C. ss 431-433, 41 U.S.C. s 22 and similar statutes.

“Trading Day” shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market, or if such securities are not quoted on such NASDAQ National Market, in the applicable securities market in which the securities are traded.

“Unit Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

2.	Terms of the Class B Units.

A.          Number. As of the close of business on the Exchange Date, the total number of Class B-1 Units issued and outstanding will be 139,798 and the total number of Class B-2 Units will be 304,761. The General Partner may issue additional Class B Units from time to time in accordance with the terms of the Agreement, including Exhibit

I, and in connection with any such additional issuance the General Partner shall revise Exhibit A and Exhibit I to the Agreement to reflect the total number of Class B Units then outstanding.

B.           Distributions. (i) (a) Regular Quarterly Distributions. On each Distribution Payment Date following the Exchange Date holders of Class B-1 Units shall be entitled to receive when, as and if declared by the General Partner, a distribution per Class B-1 Unit equal to the amount, if any, by which the regular quarterly distribution being paid concurrently therewith in respect of a Class A Unit exceeds $0.85, and holders of Class B-2 Units shall be entitled to receive, when, as and if declared by the General Partner, a regular quarterly distribution in an amount equal to the lesser of (x) $0.39 per Class B-2 Unit and (y) the quotient resulting when the amount of the cash distribution being paid concurrently therewith in respect of a Class A Unit is divided by the Class B-2 Conversion Factor. Distributions on Class B Units will be payable on Distribution Payment Dates commencing on the first Distribution Payment Date after the Exchange Date. For the avoidance of doubt, distributions as set forth above shall only be payable in respect of the Class B Units commencing from and after the Exchange Date and holders of Class B Units are not entitled to receive any distributions in respect of any payment date or period prior to such date. Distributions on the Class B-2 Units may only be made by the Partnership from the Nongovernmental Account, provided, however, that if such account should not contain sufficient cash to fund distributions authorized and declared by the General Partner on the Class B-2 Units, unpaid distributions shall accumulate without interest until such time as the Nongovernmental Account contains sufficient cash to pay such distributions, at which time such distributions shall be made on the Class B-2 Units. If, and to the extent, distributions are to be paid on the Class B-2 Units as a result of the foregoing provisions, or there exists any unpaid redemption amount as contemplated in Section 2.D below due to any prior deficiency in the Nongovernmental Account, and funds not derived from contracts with “the United States or any agency thereof” are available to the Partnership for distribution in respect of Class B Units, the Partnership will cause such funds to be deposited in the Nongovernmental Account for such purpose.

(b)          Extraordinary Distributions. In addition to the distributions per Class B-1 Unit provided for in clause (a) above, if and to the extent that the General Partner declares and pays a special distribution with respect to Class A Units (i.e., any distribution in excess of the Partnership’s regular quarterly distribution and whether in cash, additional units or otherwise; it being understood that any distributions made with respect to Class A Units in a form other than money will be made with respect to the Class B-1 Units in substantially the same form), and the transaction does not result in a corresponding adjustment pursuant to Section 2.F below, each holder of Class B-1 Unit shall be entitled to receive, per Class B-1 Unit, an amount equal to (and in substantially the same form as) the special distribution paid with respect to one Class A Unit as and when the same is paid to the holders of Class A Units.

(ii)          For the avoidance of doubt, it is the intention of the General Partner, the Partnership and the holders of the Class B Units that the holders of the Class B Units receive in the aggregate the same amount of distributions (whether quarterly, special or in liquidation), and at the same time, as such holders would have received if the Class B Units had been converted into Class A Units.

C.           Payments on Liquidation. (i) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of the Junior Units, the holders of the Class B-2 Units shall be entitled to receive the sum of (i) liquidating payments in an amount equivalent to the lesser of (a) Fifty Dollars ($50.00) per Class B-2 Unit and (b) an amount equal to the liquidating payment being paid on each Class A Unit concurrently therewith divided by the Class B-2 Conversion Factor and (ii) an amount equal to all distributions, if any, then owing and unpaid thereon in accordance herewith as of the date of final distribution to the holders of such units as a result of either a previous shortage of funds in the Nongovernmental Account or the exercise by the General Partner of the deferral right described in Section 2.J below, except in the case of payments to the Class B-2 Units to the extent they may not be paid due to a lack of funds in the Nongovernmental Account (in which case distributions to holders of Class B-2 Units will be further limited to their pro rata share of amounts available in such account). It is understood that if there were any available funds not derived from contracts with “the United States or any agency thereof”, they shall have been deposited in such account upon liquidation.

At the same time as the payment or distribution of assets is being made with respect to the Class A Units, payments or distributions shall be made with respect to each Class B-1 Unit in an amount equal to the excess of (x) the aggregate amount being paid or distributed with respect to a Class A Unit over (y) the amount being distributed with respect to a Class B-2 Unit multiplied by the Class B-2 Conversion Factor. For certainty, (i) payments in respect of the Class B Units shall not be made to the holders of Class B Units unless and until the amount of the liquidating payments owing to the holders of Class A Units have been determined and also are being made concurrently therewith and (ii) payments shall be made in respect of the Class B Units simultaneously with the payments in respect of the Class A Units. For the purposes of this Section 2.C, (i) a consolidation or merger of the Partnership with one or more entities, (ii) a statutory share exchange by the Partnership and/or (iii) a sale or transfer of all or substantially all of the interests in the Partnership, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

(ii)         Subject to the rights of the holders of Partnership Units of any series or class or classes of shares ranking on a parity with or prior to the Class B Units upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Class B Units as provided in this Section, except in the case of distributions on the Class B-2 Units to the extent not paid due to a lack of funds in the Nongovernmental Account, any series or class or classes of Parity

Units or Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class B Units shall not be entitled to share therein.

D.          Redemption of the Class B Units. (i) The Class B Units shall not be redeemable by the Partnership until the earlier to occur of the following (A) the General Partner has received an opinion of counsel that the redemption of the Class B Units will not result in a violation of 18 U.S.C. ss 431-433, 41 U.S.C. s 22 or any similar statute or any regulations thereunder and (B) the individual beneficial owner of Class B-2 Units previously identified by Park Realty (IL), LLC and Park Realty (DC), LLC in writing to the Partnership as holding an elected office within the U.S. government either (1) ceases to hold such office or other such office subject to the ethics rules set forth in clause (A) above), as a result of death, retirement or otherwise, or (2) ceases to own any beneficial interest in any Class B-2 Units, as a result of death, retirement, transfer or otherwise. Each holder of Class B Units agrees, and by accepting such units confirms such agreement, to provide such factual information as may be reasonably requested by the General Partner or its counsel in connection with any effort by the Partnership to obtain the opinion referred to in clause (A) above and also to provide the General Partner with prompt written notice of the occurrence of any of the events described in the preceding sentence. In the event that any holder of Class B Units fails to cooperate with any such request, the General Partner, and its counsel in giving the above-referenced opinion, shall be entitled to rely on such information and assumptions of fact (not then actually known by them to be false) as they may deem necessary or appropriate. Upon happening of the event or circumstance described in either clause (A) or clause (B) above, whichever occurs first, the General Partner, may, at its option and upon written notice to the affected holders, cause the Partnership to redeem (the date upon which the Partnership shall cause such a redemption, the “Redemption Date”) all or a portion of the Class B Units, as selected by the General Partner, for Class A Units at a rate of one Class A Unit for each combination of one (1) Class B-1 Unit and an amount of Class B-2 Units equal to the Class B-2 Conversion Factor, provided, however, that the Partnership may redeem Class B Units for Class A Units only in groupings of one hundred (100) Class B-1 Units and (ii) a number of Class B-2 Units equal to one hundred (100) multiplied by the Class B-2 Conversion Factor (e.g., two hundred and eighteen (218) Class B-2 Units to the extent the Class B-2 Conversion Factor is 2.18), and whole multiples thereof; and provided, further, that if the number of Class B-2 Units that would remain outstanding following any such redemption would be fewer than the Class B-2 Conversion Factor multiplied by 100 (e.g., two hundred and eighteen (218) to the extent the Class B-2 Conversion Factor is 2.18), the Partnership shall be entitled to, and shall, redeem all remaining Class B Units. The Partnership and the holders of Class B Units shall cooperate to ensure that number of Class B-2 Units and Class B-1 Units outstanding at any time continues to reflect the ratio of the Class B-2 Conversion Factor to one.

(ii)         As promptly as practicable after the surrender of the certificates for any Class B Units redeemed as provided herein, such Class B Units shall be exchanged for certificates of the Class A Units to be delivered in respect thereof and, if applicable, cash in respect of any partial Class A Unit (without interest thereon), as provided herein, for which such Class B Units have been redeemed. If, for any reason, any Class B-2 Units selected for redemption are held by a Person other than the holder of the corresponding Class B-1 Units being redeemed concurrently therewith (as determined by the General Partner), the total redemption proceeds therefrom payable to the holder of the Class B-2 Units shall not exceed in value the product of $50 and the number of Class B-2 units being redeemed (such limit to be subject to appropriate adjustment in the event of the distribution of additional Class B-2 Units to holders of Class B-2 Units as provided in Section 2.F. below to maintain the equivalent limit of $50 for each Class B-2 Unit outstanding as of the date hereof) and, in any such case, the excess redemption proceeds, if any, shall be paid to the holder of the corresponding Class B-1 Units. The failure by a holder to deliver a physical certificate representing any Class B Units selected for redemption shall not have any effect on the timing or validity of the redemption. If the General Partner elects to redeem less than all of the outstanding Class B Units as provided herein, the General Partner shall be entitled to select the Class B Units to be redeemed from among the outstanding Class B Units in such manner as it may elect in its sole discretion. If fewer than all the Class B Units represented by any certificate are redeemed, then new certificates representing the unredeemed Class B Units shall be issued without cost to the holders thereof.

(iii)        No fractional Partnership Unit shall be issued upon redemption of a Class B-2 Unit. Instead of any fractional interest in a Class A Unit that would otherwise be deliverable upon the redemption of a Class B-2 Unit the Partnership shall pay to the holder of the Class B-2 Unit being redeemed an amount in cash (computed to the nearest cent) equal to the value of the fractional interest determined based upon the Current Market Price of Common Shares of the General Partner on the Trading Day immediately preceding the Redemption Date.

(iv)        The Partnership covenants that any Class A Unit issued upon redemption of Class B-2 Units shall be duly authorized and validly issued.

E.           Conversion. The holders of Class B Units shall have the right to convert all or a portion of such Class B Units into Class A Units as follows:

(i)           Subject to and upon compliance with the provisions of this Section 2.E, holders of Class B Units shall have the right, at their option, at any time and from time to time, to convert all or any portion of the Class B Units into Class A Units at a ratio of one (1) Class B-1 Unit and an amount of Class B-2 Units equal to the Class B-2 Conversion Factor for one (1) Class A Unit, provided, however, that holders of Class B Units may convert Class B Units for Class A Units only in groupings of one hundred (100) Class B-1 Units and one hundred multiplied by the Class B-2 Conversion Factor of Class B-2 Units, and whole multiples thereof; and provided, further that if the number of Class B-2 Units that would remain outstanding following any such conversion would be fewer than one hundred multiplied by the Class B-2 Conversion Factor, the holders of the Class B Units will only be entitled to effect that conversion if they convert all remaining

Class B Units. The Partnership shall not be required to honor any conversion request that does not reflect and preserve that ratio.

(ii)         In order to exercise the conversion right, the holder(s) of Class B Units to be converted shall provide the Partnership with an irrevocable written request for conversion (in form and substance equivalent to the Notice of Redemption provided as Exhibit D to the Agreement), together with surrender of the physical certificate(s) representing the appropriate number of Class B-1 Units and the Class B-2 Units required therefor.

As promptly as practicable after the delivery of such notice and surrender of the corresponding Class B Unit certificates as aforesaid, the General Partner shall issue and deliver to and in the name of the holder the Class B-2 Units being tendered for conversion, a certificate or certificates for the number of full Class A Units issuable upon the conversion of the surrendered Class B-2 Units, and any fractional interest in respect of a Class A Unit arising upon such conversion shall be settled as provided in paragraph (iv) of this Section 2.E. For the avoidance of doubt, a holder of Class B Units will not be entitled to exercise the conversion right described in this Section 2.E unless that holder owns and tenders sufficient Class B-1 Units and Class B-2 Units to complete the conversion in the ratio of Class B-1 Units and Class B-2 Units described in clause (i) above and the holder of the Class B Units tendered for conversion may receive and own Class A Units without violating the provisions of 18 U.S.C. ss 431-433, 41 U.S.C. s 22 or any similar statute.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the business day on which the notice of redemption and the certificates for all Class B Units relating thereto shall have been surrendered and received by the Partnership as provided in paragraph (iii) of this Section 2.E.

(iii)        The record date for determining holders of Class B Units entitled to receive distributions in respect thereof will be the record date for the corresponding distribution to holders of Class A Units. Holders of Class B Units on any distribution record date will be entitled to receive distributions payable in respect of such units even if such holders tendered the Class B Units for conversion during the period between such record date and the date of the related distribution (it being understood, however, that in no event shall a holder of Class B Units be entitled to receive on any distribution date a distribution in respect of Class B Units and also a distribution in respect of the corresponding Class A Units into which such Class B Units are being converted and if such double payment is ever received by a holder of Class B Units, or of Class A Units received upon conversion of Class B Units, the holder will return any such overpayment to the Partnership promptly upon discovery thereof and in the absence of such repayment the General Partner will be entitled to withhold any such amount not repaid from any future distributions owing in respect of the Class A Units to which such payment relates).

(iv)        No fractional Partnership Unit shall be issued upon conversion of the Class B Units. Instead of any fractional interest in a Class A Unit that would otherwise be deliverable upon the conversion of a Class B-2 Unit, the Partnership shall pay to the holder of such Class B-2 Unit the value of the fractional unit in cash based upon the Current Market Price of Common Shares of the General Partner on the Trading Day immediately preceding the date of conversion.

(v)          Prior to effecting a conversion of Class B Units, the Partnership shall have received from the holders of such Class B Units a written certification that such conversion does not violate the provisions of 18 U.S.C. ss 431-433, 41 U.S.C. s 22 or any similar statute and that no Class A Units received upon conversion shall be held for the benefit of or distributed to a person subject to the provisions of 18 U.S.C. ss 431-433, 41 U.S.C. s 22 or any similar statute.

(vi)        No transfers or conversions shall be effected if such transfer or conversion, in the opinion of counsel of the Partnership, would violate 18 U.S.C. ss 431-433, 41 U.S.C. s 22 or any similar statute. In addition, holders of Class B-2 Units may only transfer and assign such Units to the extent the consideration received in respect of such transfer or assignment consists of cash or a recourse unsecured promissory note or similar debt instrument (provided that such promissory note or similar debt instrument may not bear interest in excess of 8% per annum) in an amount not in excess of $50 per Unit.

F.           Adjustments. In the event that (A) the Partnership combines or consolidates the outstanding Class A Units into a smaller number of units, (B) the Partnership issues any Partnership Units in exchange for all of its outstanding Class A Units by way of a reclassification or recapitalization of its Class A Units, and/or (C) the Partnership takes any other action with a comparable effect or result on the economic relationship between the Class B Units and the Class A Units, the General Partner shall be entitled to make such adjustment to the distributions, payments on liquidation, redemption and/or conversion features with respect to the Class B Units as it determines to be appropriate to preserve the relationship between the Class B Units and Class A Units as it existed at the time of issuance of the Class B Units. In the event that the Partnership distributes additional Class A Units to each holder of Class A Units (i.e., to effect a unit split) then at the same time the Partnership also will distribute additional Class B Units to the holders of Class B Units in the same manner (in order to preserve the relationship as it relates to distributions, payments on liquidation and redemption/conversion features between the Class A Units and the Class B Units).

G.          Ranking. (i) Any class or series of Partnership Units shall be deemed to rank:

(a)          prior to the Class B Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if the holders of such class or series of Partnership

Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class B Units;

(b)          on a parity with the Class B Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Class B Units, if the holders of such Partnership Units of such class or series and the Class B Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other, except to the extent that such distributions or amounts distributable on the Class B-2 Units may not be payable due to a lack of funds in the Nongovernmental Account (“Parity Units”); and

(c)          junior to the Class B Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if such class or series of Partnership Units shall be Common Partnership Units or if the General Partner, in its capacity as the holder of Class B Units, shall be entitled to receipt of distribution or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Partnership Units of such class or series, and such class or series of Partnership Units shall not in either case rank prior to the Class B Units, except to the extent that such distributions or amounts distributable on the Class B-2 Units may not be payable due to a lack of funds in the Nongovernmental Account (“Junior Units”).

(ii)         The Class B Units shall be Parity Units with respect to Class A Units, subject to the limitations with respect to the Class B Units (e.g., on distribution, redemption and voting) set forth herein.

H.          Voting. Except as required by law, the holders of the Class B Units shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners. If specifically entitled to vote on any matter the Class B Units shall vote together as a class.

I.            Restrictions on Ownership and Transfer. Transfers of Class B Units shall be governed by Article XI of the Agreement. In addition, and notwithstanding the foregoing, a holder of Class B Units may not Transfer (but excluding, for this purpose, redemptions pursuant to Section 2.D above and conversions pursuant to Section 2.E above) any Class B Units (i) without first obtaining the written consent of the Partnership, not to be unreasonably withheld, and (ii) unless the Transfer is of Class B Units in pairings of 100 Class B-1 Units (or a whole number multiple thereof) and a number of Class B-2 Units equal to the number of Class B-1 Units being transferred multiplied by the Class B-2 Conversion Factor, and any attempted Transfer of Class B Units in violation of the foregoing restrictions shall be void and of no force or effect.

J.            Conflicts with Federal Law. Notwithstanding anything to the contrary contained in this Exhibit I, if the Partnership reasonably believes, based on an opinion of counsel, that there is a material risk that the ownership of the Class B Units will result in a violation of 18 U.S.C. ss 431-433, 41 U.S.C. s 22 or any similar statute or any regulations thereunder, then the Partnership shall have the right to suspend distributions on all or a portion of the Class B Units, and take any other actions, as it deems reasonably required to remedy or avoid such violation. In such event, the Partnership shall furnish a copy of such opinion to the holders of the Class B Units. If requested by the holders of the Class B Units, the Partnership and the General Partner will cooperate in a commercially reasonable manner (as determined by the General Partner in its sole judgment exercised in good faith) with the requesting holders in such efforts as they may elect to pursue to obtain written confirmation from the relevant government authority that the violation does not (and/or will not) exist or to obtain an exemption from the relevant statute, regulation or order, provided in each case that the requesting holders agree in advance in writing to pay, and to reimburse the Partnership and the General Partner and their affiliates for, any and all costs and expenses incurred by any of them in connection with such cooperation and provided further that such undertaking to cooperate shall not be interpreted as imposing on the General Partner or the Partnership any obligation to expend any sum, to initiate or join any legal or administrative action or proceeding, to amend any agreement, to waive any contractual rights or to accept any limitation or other burden on future activities.